                                                                    EXHIBIT 12.2



                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)





                                                          1997               1996            1995             1994
                                                          ----               ----            ----             ----

Earnings
 Loss before taxes                                    $(46,949)         $(31,950)       $(27,465)         $(9,609)
  Fixed Charges                                         49,377            32,723          18,803            4,688
                                                      --------          --------        --------          -------
       Earnings                                          2,428               773         (8,662)          (4,921)

Fixed Charges
  Interest Expense (excluding amortization
       of debt costs)                                   47,344            31,578          18,014            4,440
  Interest Element of Rentals                              296               206             132               33
 Amortization of debt costs                              1,737               939             657              215
                                                      --------          --------        --------          -------
       Total Fixed Charges                              49,377          $ 32,723         $18,803           $4,688
                                                      ========          ========        ========          =======

Ratio of Earnings to Fixed Charges                         -                 -               -                 -

(1) Earnings for the year ended December 31, 1997, 1996, 1995 and 1994 were insufficient to cover the fixed charges by $46,949, $31,950, $27,465 and $9,609, respectively. As a result of such deficiencies, the ratios are not presented above.